The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-162675

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 2, 2009)

           Shares

Common Stock

$      per share

•	G-III Apparel Group, Ltd. is offering shares of common stock.

•	The last reported sale price of our common stock on December 14, 2009 was $21.86 per share.

•	Trading symbol: Nasdaq Global Select Market — GIII

This investment involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to G-III Apparel Group, Ltd.	$	$

The underwriters have a 30-day option to purchase up to           additional shares of common stock from us to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment on or about December   , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Piper Jaffray

Co-Lead Manager

Lazard Capital Markets

Brean Murray, Carret & Co.	KeyBanc Capital Markets

The date of this prospectus supplement is December   , 2009.

Prospectus Supplement

This document consists of two parts: this prospectus supplement and the accompanying prospectus. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may sell the securities described in the accompanying prospectus in one or more offerings. This prospectus supplement describes the specific terms of this common stock offering and adds, updates and changes information contained in the accompanying prospectus. To the extent inconsistent, information in this prospectus supplement supersedes information in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates.

In this prospectus supplement, “G-III,” “we,” “us,” and “our” refer to G-III Apparel Group, Ltd., a Delaware corporation, together with its subsidiaries. References to fiscal years refer to the year ended or ending on January 31 of that year. For example, our fiscal year ended January 31, 2009 is referred to as “fiscal 2009.”

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. Before deciding whether to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in our common stock that we describe under “Risk Factors,” our financial statements and the related notes, and the other information included in the documents incorporated herein by reference.

Business of G-III Apparel Group, Ltd.

G-III designs, manufactures and markets an extensive range of outerwear, sportswear and accessories, including coats, jackets and pants, as well as women’s suits and dresses. We sell our products under licensed brands, our own proprietary brands and private retail labels. We provide high quality apparel under recognized brands to a cross section of leading retailers such as Macy’s, Bloomingdale’s, Nordstrom, JC Penney and Kohl’s. We also operate 121 retail stores, of which 119 are outlet stores operated under the Wilsons Leather name. We distribute our products through a diverse mix and a large number of retailers at a variety of price points, as well as through our own retail stores.

We have expanded our portfolio of licensed and proprietary brands over the past 15 years through acquisitions and by entering into license agreements for new brands or for additional products under previously licensed brands.

Selling products under well-known licensed brands is an important part of our strategy. We have licenses to produce branded fashion apparel, including under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands. We also have sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities.

G-III sells outerwear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands for women’s footwear, men’s accessories, women’s handbags and men’s cold weather accessories. Our other owned brands include Marvin Richards, G-III, Jessica Howard, Eliza J., Black Rivet, Siena Studio, Tannery West, G-III by Carl Banks and Winlit. We also work with a diversified group of retailers, such as Macy’s, JC Penney and Kohl’s, in developing private label product lines.

We have made five acquisitions since July 2005, which have helped to broaden our product offerings, expand our ability to serve different tiers of distribution and add a retail component to our business. Our acquisitions are part of our strategy to expand our product offerings and increase the portfolio of proprietary and licensed brands that we offer through different tiers of retail distribution. We believe that our two most recent acquisitions completed in 2008, of Andrew Marc and the Wilsons retail outlet business, leverage our core strength in outerwear and provide us with new avenues for growth. We also believe that these acquisitions complement our other licensed brands, G-III owned brands and private label programs.

Recent Initiatives

We are continually seeking opportunities to produce products for all seasons as we attempt to reduce our dependency on our third fiscal quarter for the majority of our net sales and substantially all of our net income. We have initiated the following diversification efforts:

•	We have continually expanded our relationship with Calvin Klein, which initially consisted of licenses for men’s and women’s outerwear. Since August 2005, we have added licenses for women’s suits, dresses and women’s performance wear. Most recently, in August 2008, we added a license with Calvin Klein for women’s better sportswear.

•	Our acquisition of Andrew Marc added a strong proprietary brand to our portfolio. In addition to men’s and women’s outerwear, Andrew Marc sells handbags. We believe the Andrew Marc brand can be leveraged into a variety of new categories to become a meaningful lifestyle brand. We have entered into agreements to license the Andrew Marc and Marc New York brands for women’s footwear, men’s accessories, women’s handbags and men’s cold weather accessories.

•	Our acquisition of the Wilsons retail outlet business added a vertical retail component to our business. These outlet stores have provided an additional distribution network for our outerwear products.

Competitive Strengths

We intend to capitalize on the following competitive strengths:

•	Broad portfolio of recognized brands. We have built a broad and deep portfolio of over 30 licensed and proprietary brands. We believe we are a licensee of choice for well-known brands that have built a loyal following of both fashion-conscious consumers and retailers who desire high quality, well designed apparel. We have selectively added the licensing rights to premier brands in women’s, men’s and sports categories catering to a wide range of customers. In addition to our licensed brands, we own several successful proprietary brands, including Andrew Marc and Marc New York. Our experience in developing and acquiring licensed brands and proprietary labels, as well as our reputation for producing high quality, well-designed apparel, has led major department stores and retailers, including Macy’s, JC Penney and Kohl’s, to select us as a designer and manufacturer for their private label programs.

•	Diversified distribution base. We market our products at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while reducing our reliance on any one demographic segment, merchandise preference or distribution channel. Our products are sold to approximately 2,500 customers, including a cross section of leading retailers such as Macy’s, Bloomingdale’s, Nordstrom, JC Penney and Kohl’s, and membership clubs such as Costco and Sam’s Club. Our Wilsons retail outlet stores provide an additional distribution network for our outerwear products.

•	Superior design, sourcing and quality control. Our in-house design and merchandising team designs substantially all of our licensed, proprietary and private label products. Our designers work closely with our licensors and private label customers to create designs and styles that represent the look they want. We believe that our creative design team and our sourcing expertise give us an advantage in product development. We believe we have developed a significant customer following and positive reputation in the industry as a result of our design capabilities, sourcing expertise, on-time delivery and high standards of quality control.

•	Leadership position in the outerwear wholesale business. As one of the largest outerwear wholesalers, we are widely recognized within the apparel industry for our high-quality and well-designed products. We believe that our acquisition of Andrew Marc reinforces our leadership position in the outerwear business. Our expertise and reputation in designing, manufacturing and marketing outerwear have enabled us to build strong customer and licensor relationships and to expand into women’s suits, dresses and other product categories.

•	Experienced management team. Our executive management team has extensive experience in the apparel industry. Morris Goldfarb, our Chief Executive Officer, has been with us for 35 years. Sammy Aaron, our Vice Chairman who joined us in 2005 when we acquired Marvin Richards, has more than 25 years experience in the apparel industry. Jeanette Nostra, our President, has been with us for over 25 years, and Wayne S. Miller, our Chief Operating Officer, has been with us for over ten years. In addition, David Winn, who heads up our Winlit division that was acquired in 2005, has more than 25 years experience in the apparel industry.

Growth Strategy

Our goal is to build an all-season diversified apparel company with a broad portfolio of brands that we offer in multiple channels of retail distribution through the following growth strategies:

•	Execute new initiatives. We are continually seeking opportunities to produce products for all seasons as we attempt to reduce our dependency on our third fiscal quarter for the majority of our net sales and substantially all of our net income.

•	Continue to grow our outerwear business. We have been a leader in the outerwear business for many years and believe there is significant growth potential for us in this category. Specifically, our Calvin Klein men’s and women’s outerwear businesses benefit from Calvin Klein’s strong brand awareness and loyalty among consumers. Our acquisition of Andrew Marc added two well known proprietary brands in the men’s and women’s outerwear market, as well as licenses for men’s and women’s outerwear under the Levi’s and Dockers brands.

•	Extend our new product categories to additional brands. We have been able to leverage our expertise and experience in the outerwear business to expand our licenses to new product categories such as women’s suits, dresses and sportswear. Most recently, we added licenses for Calvin Klein women’s performance wear and women’s better sportswear. We will attempt to expand our distribution of products in these and other categories under licensed brands, our own brands and private label brands.

•	Seek attractive acquisitions. We plan to continue to pursue acquisitions of complementary product lines and businesses, which could include wholesale and retail opportunities. Our acquisitions have increased our portfolio of licensed and proprietary brands, allowed us to realize economies of scale and added a retail component to our business. We believe that our existing infrastructure and management depth will enable us to complete additional acquisitions in the apparel industry.

Recent Developments

For the three months ended October 31, 2009, net sales increased by 3.4% to $363.5 million from $351.6 million in the same quarter of last year. Net income for the three months ended October 31, 2009 increased by 12.2% to $32.3 million, or $1.87 per diluted share, compared to $28.8 million, or $1.68 per diluted share, in the prior year’s period.

For the nine months ended October 31, 2009, net sales increased by 12.3% to $607.0 million from $540.5 million in the same period last year. Net income for the nine months ended October 31, 2009 increased by 25.5% to $22.7 million, or $1.33 per diluted share, compared to $18.1 million, or $1.07 per diluted share, in the same period last year.

A table summarizing financial results follows:

	Three Months Ended		Nine Months Ended
	Oct. 31,	Oct. 31,	Oct. 31,	Oct. 31,
	2008	2009	2008	2009
	(In thousands, except share and per share amounts)

Net sales	$351,599	$363,540	$540,458	$607,029
Operating profit	51,682	57,587	35,058	42,750
Net income	$28,836	$32,303	$18,096	$22,708

Net income per share:
Basic	$1.74	$1.93	$1.10	$1.36
Diluted	$1.68	$1.87	$1.07	$1.33
Weighted average shares outstanding:
Basic	16,526	16,770	16,507	16,740
Diluted	17,160	17,238	16,990	17,011

Corporate Background

We are a Delaware corporation that was formed in 1989. We and our predecessors have conducted our business since 1974. Our executive offices are located at 512 Seventh Avenue, New York, New York 10018 and our telephone number is (212) 403-0500. Our website is http://www.g-iii.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered	shares

Common stock outstanding after this offering	shares

Use of proceeds	We expect to use the net proceeds of this offering for general corporate purposes to support the growth of our business. The net proceeds may also be used to acquire complementary product lines or businesses. Although we regularly investigate possible acquisitions, we have no existing commitments or agreements with respect to any particular acquisition.

Nasdaq Global Select Market symbol	GIII

Risk factors	See “Risk Factors” beginning on page S-5 of this prospectus supplement for a discussion of factors you should consider carefully before deciding whether to invest in our common stock.

The number of shares of common stock to be outstanding after this offering is based on 16,871,719 shares outstanding as of December 9, 2009. It excludes, as of that date:

•	863,800 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $10.86 per share;

•	502,250 shares of common stock issuable upon the vesting of restricted stock awards;

•	375,000 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $11.00 per share; and

•	2,687,124 shares of common stock reserved for future grants under our stock incentive plans.

Except as otherwise noted, the information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to invest in our common stock. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of our common stock could decline and you may lose all or part of your investment.

Risk Factors Relating to Our Licensed and Non-Licensed Wholesale Apparel Business

The failure to maintain our license agreements could cause us to lose significant revenues and have a material adverse effect on our results of operations.  We are dependent on sales of licensed product for a substantial portion of our revenues. In fiscal 2009, revenues from the sale of licensed product accounted for 60.5% of our net sales (68.0% of net sales of wholesale apparel) compared to 70.3% of our net sales in fiscal 2008 and 63.0% of our net sales in fiscal 2007.

We are generally required to achieve specified minimum net sales, make specified royalty and advertising payments and receive prior approval of the licensor as to all design and other elements of a garment prior to production. License agreements also may restrict our ability to enter into other license agreements for competing products. If we do not satisfy any of these requirements, a licensor usually will have the right to terminate our license. Even if a licensor does not terminate our license, the failure to achieve net sales sufficient to cover our required minimum royalty payments could have a material adverse effect on our results of operations. If a license contains a renewal provision, there are usually minimum sales and other conditions that must be met in order to be able to renew a license. Even if we comply with all the terms of a license agreement, we cannot be sure that we will be able to renew an agreement when it expires even if we desire to do so. The failure to maintain our license agreements could cause us to lose significant revenue and have a material adverse effect on our results of operations.

Our success is dependent on the strategies and reputation of our licensors.  Our business strategy is to offer our products on a multiple brand, multiple channel and multiple price point basis. As a part of this strategy, we license the names and brands of numerous recognized companies, designers and celebrities. In entering into these license agreements, we plan our products to be targeted towards different market segments based on consumer demographics, design, suggested pricing and channel of distribution. If any of our licensors decides to “reposition” its products under the brands we license from them, introduce similar products under similar brand names or otherwise change the parameters of design, pricing, distribution, target market or competitive set, we could experience a significant downturn in that brand’s business, adversely affecting our sales and profitability. We have six different license agreements relating to a variety of products sold under the Calvin Klein brand that is owned by Phillips-Van Heusen Corporation. Any change by Phillips-Van Heusen in the marketing of products sold under the Calvin Klein label, or any adverse change in our relationship with Phillips Van-Heusen, could have a material adverse affect on our results of operations. In addition, as licensed products may be personally associated with designers or celebrities, our sales of those products could be materially and adversely affected if any of those individuals’ images, reputations or popularity were to be negatively impacted.

If we are unable to successfully translate market trends into attractive product offerings, our sales and profitability could suffer.  Our ability to successfully compete depends on a number of factors, including our ability to effectively anticipate, gauge and respond to changing consumer demands and tastes across multiple product lines and tiers of distribution. We are required to translate market trends into attractive product offerings and operate within substantial production and delivery constraints. We cannot be sure we will continue to be successful in this regard. We need to anticipate and respond to changing trends quickly, efficiently and effectively in order to be successful.

Expansion of our product offerings involves significant costs and uncertainty and could adversely affect our results of operations.  An important part of our strategy is to expand the types of products we offer. During the past three years, we have added licenses for new lines of women’s suits, dresses, performance wear and sportswear. In addition, we acquired a dress and sportswear manufacturer. We have limited prior experience designing, manufacturing and marketing these types of products. We intend to continue to add additional product lines in the future. As is typical with new products, demand and market acceptance for any new products we introduce will be subject to uncertainty. Designing, producing and marketing new products require substantial expenditures. We cannot be certain that our efforts and expenditures will successfully generate sufficient sales or that sales that are generated will be sufficient to cover our expenditures. For example, in March 2006, we entered into a license for women’s sportswear under the Sean John label. This license was mutually terminated in January 2008, resulting in a charge to earnings in the fourth quarter of fiscal 2008.

If our customers change their buying patterns, request additional allowances or develop their own private label brands, our sales to these customers could be materially adversely affected.  Our customers’ buying patterns, as well as the need to provide additional allowances to vendors, could have a material adverse effect on our business, results of operations and financial condition. Customers’ strategic initiatives, including developing their own private labels brands and reducing the number of vendors they purchase from, could also impact our sales to these customers.

We have significant customer concentration, and the loss of one of our large customers could adversely affect our business.  Our 10 largest customers accounted for approximately 56.6% of our net sales in fiscal 2009 and 59.7% of our net sales in fiscal 2008, with our largest customer accounting for 15.4% of our net sales in fiscal 2009. Consolidation in the retail industry has increased the concentration of our sales to our largest customers. We do not have long-term contracts with any customers, and sales to customers generally occur on an order-by-order basis that may be subject to cancellation or rescheduling by the customer. A decision by our major customers to decrease the amount of merchandise purchased from us, to increase the use of their own private label brands or to change the manner of doing business with us could reduce our revenues and materially adversely affect our results of operations. The loss of any of our large customers, or the bankruptcy or serious financial difficulty of any of our large customers, could have a material adverse effect on us.

If we miscalculate the market for our products, we may end up with significant excess inventories for some products and missed opportunities for others.  We often produce garments to hold in inventory in order to meet our customers’ delivery requirements and to be able to quickly fulfill reorders. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities for others. In addition, weak sales and resulting markdown requests from customers could have a material adverse effect on our results of operations.

We are dependent upon foreign manufacturers.  We do not own or operate any manufacturing facilities. We also do not have long-term written agreements with any of our manufacturers. As a result, any of these manufacturers may unilaterally terminate its relationship with us at any time. Almost all of our products are imported from independent foreign manufacturers. The failure of these manufacturers to ship products to us in a timely manner or to meet required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries could cause customers to cancel orders, refuse to accept delivery of products or demand reduced prices.

We are also dependent on these manufacturers for compliance with our policies and the policies of our licensors and customers regarding labor practices employed by factories that manufacture product for us. Any failure by these manufacturers to comply with required labor standards or any other divergence in their labor or other practices from those generally considered ethical in the United States, and the potential negative publicity relating to any of these events, could result in a violation by us of our license agreements and harm us and our reputation. In addition, a manufacturer’s failure to comply with safety or content regulations and standards could result in substantial liability and harm to our reputation.

We are subject to the risks of doing business abroad.  Our arrangements with foreign manufacturers are subject to the usual risks of doing business abroad, including currency fluctuations, political or labor instability and potential import restrictions, duties and tariffs. We do not maintain insurance for the potential lost profits due to disruptions of our overseas manufacturers. Because our products are produced abroad, primarily in China, political or economic instability in China or elsewhere could cause substantial disruption in the business of our foreign manufacturers. For example, in the past, the Chinese government has reduced tax rebates to factories for the manufacture of textile and leather garments. The rebate reduction resulted in factories seeking to recoup more of their costs from customers, resulting in higher prices for goods imported from China. This tax rebate has been reinstated in certain instances. However, new or increased reductions in this rebate would cause an increase in the cost of finished garments from China which could materially adversely affect our financial condition and results of operations.

There have been threats of anti-dumping cases with respect to apparel sourced from several countries, including China and Vietnam. Heightened terrorism security concerns could subject imported goods to additional, more frequent or more thorough inspections. This could delay deliveries or increase costs, which could adversely impact our results of operations. In addition, since we negotiate our purchase orders with foreign manufacturers in United States dollars, the decline in value of the United States dollar against local currencies would negatively impact our cost in dollars of product sourced from these manufacturers. We are not currently engaged in any hedging activities to protect against currency risks. If there is downward pressure on the value of the dollar, our purchase prices for our products could increase. We may not be able to offset an increase in product costs with a price increase to our customers.

Fluctuations in the price, availability and quality of materials used in our products could have a material adverse effect on our cost of goods sold and our ability to meet our customers’ demands.  Fluctuations in the price, availability and quality of the leather, wool and other materials used in our products could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. We compete with numerous entities for supplies of materials and manufacturing capacity. The supply and price of leather are vulnerable to animal diseases as well as natural disasters that can affect the supply and price of raw leather. For example, in the past, the outbreak of mad-cow and foot-and-mouth disease in Europe, and its aftereffects, adversely affected the supply and cost of leather. Any recurrence of these diseases could adversely affect us. The prices for wool and other fabrics used in our products depend largely on the market prices for the raw materials used to produce them, such as raw wool or cotton. We may not be able to pass on all or any portion of higher material prices to our customers.

Risks Relating to Our Retail Outlet Business

Expansion of our business into the retail sector involves significant costs and uncertainties.  In July 2008, we acquired 116 outlet store leases, as well as inventory, fixtures, a warehouse location and trademarks and trade names, from Wilsons The Leather Experts. Managing the Wilsons outlet stores requires the expenditure of our time and resources. Operation of a retail chain could divert our management’s time and resources from our core wholesale apparel business. Operation of a retail chain could be viewed as competitive by our licensors and existing retail customers and adversely affect our relationships with them. Accordingly, the acquisition of the Wilsons retail outlet business could negatively impact our results of operations.

We will need to improve the results of operations of the acquired Wilsons retail outlet stores in order for these stores to operate profitably for us. We have no experience operating a retail chain.  Prior to our acquisition of the Wilsons retail outlet stores, these stores as a whole were experiencing declines in comparable store sales, sales per square foot and gross margins. The operation of these stores negatively impacted our results of operations in fiscal 2009. We will need to improve store operations and upgrade merchandise offered at these stores in order for these stores to operate profitably for us. We had no experience operating a retail chain prior to this acquisition and cannot be sure we will be able to improve the operations of these stores. If we cannot improve the results of operations of these stores, this acquisition could have a material adverse effect on our result of operations.

Leasing of significant amounts of real estate exposes us to possible liabilities and losses.  All of the Wilsons retail outlet stores acquired by us in July 2008 are leased. Accordingly, we are subject to all of the risks associated with leasing real estate. Store leases generally require us to pay a fixed minimum rent and a variable amount based on a percentage of annual sales at that location. We generally cannot cancel our leases. If an existing or future store is not profitable, and we decide to close it, we may be committed to perform certain obligations under the applicable lease including, among other things, paying rent for the balance of the applicable lease term. As each of our leases expires, if we do not have a renewal option, we may be unable to negotiate a renewal, on commercially acceptable terms or at all, which could cause us to close stores in desirable locations. In addition, we may not be able to close an unprofitable store due to an existing operating covenant, which may cause us to operate the location at a loss and prevent us from finding a more desirable location.

Our retail outlet stores are heavily dependent on the ability and desire of consumers to travel and shop. A reduction in the volume of outlet mall traffic could adversely affect our retail sales.  Our retail outlet stores are located in outlet malls, which are typically located in or near vacation destinations or away from large population centers where department stores and other traditional retailers are concentrated. As a result of the current economic problems in the U.S., fuel shortages, increased fuel prices, travel concerns and other circumstances, which would lead to decreased travel, could have a material adverse affect on sales at our outlet stores. Other factors which could affect the success of our outlet stores include:

•	the location of the outlet mall or the location of a particular store within the mall;

•	the other tenants occupying space at the outlet mall;

•	increased competition in areas where the outlet malls are located;

•	a continued downturn in the economy generally or in a particular area where an outlet mall is located; and

•	the amount of advertising and promotional dollars spent on attracting consumers to the outlet malls.

Sales at our stores are derived, in part, from the volume of traffic at the malls where our stores are located. Our stores benefit from the ability of a mall’s other tenants and other area attractions to generate consumer traffic in the vicinity of our stores and the continuing popularity of outlet malls as shopping destinations. A reduction in outlet mall traffic as a result of these or other factors could materially adversely affect our business.

The retail business is intensely competitive and increased or new competition could have a material adverse effect on us.  The retail industry is intensely competitive. We compete against a diverse group of retailers, including, among others, other outlet stores, department stores, specialty stores, warehouse clubs and e-commerce retailers. We also compete in particular markets with a number of retailers that specialize in the products that we sell. A number of different competitive factors could have a material adverse effect on our retail business, results of operations and financial condition including:

•	increased operational efficiencies of competitors;

•	competitive pricing strategies, including deep discount pricing by a broad range of retailers during periods of poor consumer confidence or economic instability, such as the deep discounts offered during the 2008 holiday season and thereafter;

•	expansion of product offerings by existing competitors;

•	entry by new competitors into markets in which we operate retail stores; and

•	adoption by existing competitors of innovative retail sales methods.

We may not be able to continue to compete successfully with our existing or new competitors, or be assured that prolonged periods of deep discount pricing by our competitors will not have a material adverse effect on our business.

A privacy breach could adversely affect our business.  The protection of customer, employee, and company data is critical to us. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements across business units. In addition, customers have a high expectation that we will adequately protect their personal information. A significant breach of customer, employee, or company data could damage our reputation and result in lost sales, fines, or lawsuits.

Risk Factors Relating to the Operation of Our Business

If we lose the services of our key personnel, our business will be harmed.  Our future success depends on Morris Goldfarb, our Chairman and Chief Executive Officer, and other key personnel. The loss of the services of Mr. Goldfarb and any negative market or industry perception arising from the loss of his services could have a material adverse effect on us and the price of our shares. Our other executive officers have substantial experience and expertise in our business and have made significant contributions to our success. The unexpected loss of services of one or more of these individuals could also adversely affect us.

We have expanded our business through acquisitions that could result in diversion of resources, an inability to integrate acquired operations and extra expenses. This could disrupt our business and adversely affect our financial condition.  Part of our growth strategy is to pursue acquisitions. In July 2005, we acquired Marvin Richards and the operating assets of Winlit, in May 2007, we acquired the operating assets of Jessica Howard, in February 2008, we acquired Andrew Marc and in July 2008, we acquired certain assets related to the Wilsons retail outlet business. The negotiation of potential acquisitions as well as the integration of acquired businesses could divert our management’s time and resources. Acquired businesses may not be successfully integrated with our operations. We may not realize the intended benefits of any acquisition. For example, the results of Wilsons adversely affected our results of operations in fiscal 2009.

Acquisitions could also result in:

•	substantial cash expenditures;

•	potentially dilutive issuances of equity securities;

•	the incurrence of debt and contingent liabilities;

•	a decrease in our profit margins;

•	amortization of intangibles and potential impairment of goodwill;

•	reduction of management attention to other parts of our business;

•	failure to generate expected financial results or reach business goals; and

•	increased expenditures on human resources and related costs.

If acquisitions disrupt our operations, our business may suffer.

We may need additional financing to continue to grow.  The continued growth of our business depends on our access to sufficient funds to support our growth. Our primary source of working capital to support our growth is our line of credit which, in April 2008, was extended to July 2011. Our need for working capital and the amount of our debt has increased significantly as a result of our five acquisitions since July 2005. The maximum available under our line of credit has increased from $110 million prior to our acquisitions in July 2005 to its current level of $250 million. Our growth is dependent on our ability to continue to be able to extend and increase the line of credit. If we are unable to refinance our debt, we cannot be sure we will be able to secure alternative financing on satisfactory terms or at all.

Our business is highly seasonal. Our results of operations may suffer in the event that the weather is unusually warm during the peak outerwear selling season.  Retail sales of outerwear have traditionally been seasonal in nature. Sales of outerwear constitute a significant majority of our sales. As a result, in prior years we have been dependent on our sales from July through November for the substantial majority of our net sales and net income. Net sales in the months of July through November accounted for approximately 70% of our net sales in fiscal 2009, 75% of our net sales in fiscal 2008 and 81% of our net sales in fiscal 2007. The Andrew Marc business we acquired in February 2008 experiences seasonality similar to our other wholesale outerwear businesses. Our Wilsons retail outlet business, acquired in July 2008, is also highly seasonal, with the third and fourth fiscal quarters accounting for a significant majority of its sales and operating income. As a result, we will be highly dependent on our results of operations during the second half of our fiscal year. Any difficulties we may encounter during this period as a result of weather or disruption of manufacturing or transportation of our products will have a magnified effect on our net sales and net income for the year. In addition, because of the large amount of outerwear we sell at both wholesale and retail, unusually warm weather conditions during the peak fall and winter outerwear selling season could have a material adverse effect on our results of operations. Our quarterly results of operations for our retail business also may fluctuate based upon such factors as the timing of certain holiday seasons, the number and timing of new store openings, the acceptability of seasonal merchandise offerings, the timing and level of markdowns, store closings and remodels, competitive factors, weather and general economic conditions. The second half of the year is expected to continue to provide a disproportionate amount of our net sales and net income for the foreseeable future.

Risk Factors Relating to the Economy and the Apparel Industry

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.  The current economic and credit crisis is having a significant negative impact on businesses around the world. The impact of this crisis on the apparel industry and our major customers has been quite severe. Conditions may continue to be depressed or may be subject to further deterioration which could lead to a further reduction in consumer spending overall, which could have an adverse impact on sales of our products. A disruption in the ability of our significant customers to access liquidity could cause serious disruptions or an overall deterioration of their businesses which could lead to a significant reduction in their orders of our products and the inability or failure on their part to meet their payment obligations to us, any of which could have a material adverse effect on our results of operations and liquidity. A significant adverse change in a customer’s financial and/or credit position could also require us to assume greater credit risk relating to that customer’s receivables or could limit our ability to collect receivables related to previous purchases by that customer. As a result, our reserves for doubtful accounts and write-offs of accounts receivable may increase.

Our ability to continue to have the necessary liquidity to operate our business may be adversely impacted by a number of factors, including a continuation of the difficult conditions in the credit and financial markets which could limit the availability and increase the cost of financing. A deterioration of our results of operations and cash flow resulting from continued decreases in consumer spending, could, among other things, impact our ability to comply with financial covenants in our existing credit facility.  Our historical sources of liquidity to fund ongoing cash requirements include cash flows from operations, cash and cash equivalents, as well as borrowings through our loan agreement (which includes revolving and trade letter of credit facilities). The sufficiency and availability of credit may be adversely affected by a variety of factors, including, without limitation, the substantial tightening of the credit markets, including lending by financial institutions who are sources of credit for our borrowing and liquidity; an increase in the cost of capital; the reduced availability of credit; our ability to execute our strategy; the level of our cash flows, which will be impacted by retailer and consumer acceptance of our products and the level of consumer discretionary spending; maintenance of financial covenants included in our loan agreement; and interest rate fluctuations. We cannot be certain that any additional required financing, whether debt or equity, will be available in amounts needed or on terms acceptable to us, if at all.

As of October 31, 2009, we were in compliance with the financial covenants in our loan agreement. Compliance with these financial covenants is dependent on the results of our operations, which are subject to a number of factors including current economic conditions. The current economic environment has resulted generally in lower consumer confidence and lower retail sales. A continuation of this trend may lead to further reduced consumer spending which could adversely impact our net sales and cash flow, which could affect our compliance with our financial covenants. A violation of our covenants could limit access to our credit facilities. Should such restrictions on our credit facilities and these factors occur, they could have a material adverse effect on our business and results of operations.

The cyclical nature of the apparel industry and uncertainty over future economic prospects and consumer spending could have a materially adverse effect on our results of operations.  The apparel industry is cyclical. Purchases of outerwear, sportswear and other apparel tend to decline during recessionary periods and may decline for a variety of other reasons, including changes in fashion trends and the introduction of new products or pricing changes by our competitors. Uncertainties regarding future economic prospects affected consumer-spending habits and had an adverse effect on our results of operations in fiscal 2009. Uncertainty with respect to consumer spending as a result of weak economic conditions has caused our customers to delay the placing of initial orders and to slow the pace of reorders during the seasonal peak of our business. Weak economic conditions have had a material adverse effect on our results of operations at times in the past and could have a material adverse effect on our results of operations in the future as well.

The competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins.  The apparel business is highly competitive. We have numerous competitors with respect to the sale of apparel, including distributors that import apparel from abroad and domestic retailers with established foreign manufacturing capabilities. Many of our competitors have greater financial and marketing resources and greater manufacturing capacity than we do. We also compete with vertically integrated apparel manufacturers that also own retail stores. The general availability of contract manufacturing capacity also allows ease of access by new market entrants. The competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins, either of which may materially adversely affect our sales and profitability. Sales of our products are affected by style, price, quality, brand reputation and general fashion trends.

If major department, mass merchant and specialty store chains continue to consolidate, our business could be negatively affected.  We sell our products to major department, mass merchant and specialty store chains. Continued consolidation in the retail industry could negatively impact our business. Consolidation could reduce the number of our customers and potential customers. With increased consolidation in the retail industry, we are increasingly dependent on retailers whose bargaining strength may increase and whose share of our business may grow. As a result, we may face greater pressure from these customers to provide more favorable terms, including increased support of their retail margins. As purchasing decisions become more centralized, the risks from consolidation increase. A store group could decide to decrease the amount of product purchased from us, modify the amount of floor space allocated to outerwear or other apparel in general or to our products specifically or focus on promoting private label products rather than our products. Customers are also concentrating purchases among a narrowing group of vendors. These types of decisions by our key customers could adversely affect our business.

A significant increase in fuel prices could adversely affect our results of operations.  Fuel prices have increased significantly at times during the past few years. Increased gasoline prices could adversely affect consumer spending, including discretionary spending on apparel. In addition, higher fuel prices have caused our operating expenses to increase, particularly for freight. Any significant decrease in sales or increase in expenses as a result of higher fuel prices could adversely affect our results of operations.

If new legislation restricting the importation or increasing the cost of textiles and apparel produced abroad is enacted, our business could be adversely affected.  Legislation that would restrict the importation or increase the cost of textiles and apparel produced abroad has been periodically introduced in Congress. The enactment of new legislation or international trade regulation, or executive action affecting international textile or trade agreements, could adversely affect our business. International trade agreements that can provide for tariffs and/or quotas can increase the cost and limit the amount of product that can be imported.

China’s accession agreement for membership in the World Trade Organization provides that member countries, including the United States, may impose safeguard quotas on specific products. In May 2005, the United States imposed unilateral quotas on several product categories, limiting growth in imports of these categories to 7.5% a year. These safeguard quotas were eliminated in 2009. We are unable to assess the potential for future action by the United States government with respect to any product category in the event that the quantity of imported apparel significantly disrupts the apparel market in the United States. Future action by the United States in response to a disruption in its apparel markets could limit our ability to import apparel and increase our costs.

The effects of war or acts of terrorism could adversely affect our business.  The continued threat of terrorism, heightened security measures and military action in response to acts of terrorism has, at times, disrupted commerce and intensified concerns regarding the United States economy. Any further acts of terrorism or new or extended hostilities may disrupt commerce and undermine consumer confidence, which could negatively impact our sales and results of operations.

Other Risks Relating to Ownership of Our Common Stock and this Offering

Our Chairman and Chief Executive Officer may be in a position to control matters requiring a stockholder vote.  As of December 9, 2009, Morris Goldfarb, our Chairman and Chief Executive Officer, beneficially owned approximately 19.2% of our common stock. His significant role in our management and his reputation in the apparel industry could make his support crucial to the approval of any major transaction involving us. As a result, he may have the ability to control the outcome on matters requiring stockholder approval including, but not limited to, the election of directors and any merger, consolidation or sale of all or substantially all of our assets. He also may have the ability to control our management and affairs.

The price of our common stock has fluctuated significantly and could continue to fluctuate significantly.  Between February 1, 2006 and December 14, 2009, the market price of our common stock has ranged from a high of $26.74 per share to a low of $3.24. The market price of our common stock may change significantly in response to various factors and events beyond our control, including:

•	fluctuations in our quarterly revenues or those of our competitors as a result of seasonality or other factors;

•	a shortfall in revenues or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

•	announcements concerning our competitors;

•	changes in product pricing policies by our competitors or our customers;

•	general conditions in our industry; and

•	general conditions in the securities markets, such as the recent broad decline in stock prices.

Our actual financial results might vary from our publicly disclosed financial forecasts.  From time to time, we publicly disclose financial forecasts. Our forecasts reflect numerous assumptions concerning our expected performance, as well as other factors which are beyond our control and which might not turn out to be correct. As a result, variations from our forecasts could be material. Our financial results are subject to numerous risks and uncertainties, including those identified throughout this “Risk Factors” section and elsewhere in the documents incorporated by reference in this prospectus supplement. If our actual financial results are worse than our financial forecasts, the price of our common stock may decline.

We recorded significant charges for the impairment of goodwill and trademarks during the fourth quarter of fiscal 2009 which caused us to report a net loss for fiscal 2009. If our goodwill and other intangibles become further impaired, we may be required to record additional charges to earnings.  We recorded aggregate charges of $33.5 million in the fourth quarter of fiscal 2009 for impairment charges related to goodwill in our non-licensed apparel segment and one of our trademarks. As a result, we reported a net loss for fiscal 2009. As of January 31, 2009, after recording these impairment charges, we had goodwill and other intangibles in an aggregate amount of $46.9 million, or approximately 16.6% of our total assets and 28.9% of our stockholders’ equity. Under accounting principles generally accepted in the United States, we review our goodwill and other intangibles for impairment annually during the fourth quarter of each fiscal year and when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of our goodwill and other intangibles may not be recoverable due to factors such as a decline in our stock price and market capitalization, reduced estimates of future cash flows and profitability and slower growth rates in our industry. Our impairment charges in fiscal 2009 were primarily the result of a decrease in our market capitalization and, to a lesser extent, from a decrease in projected revenues and profitability for one of our proprietary brands. Estimates of future cash flows and profitability are based on an updated long-term financial outlook of our operations. However, actual performance in the near-term or long-term could be materially different from these forecasts, which could impact future estimates. A further significant decline in our market capitalization or further deterioration in our projected results could result in additional impairment of goodwill and/or intangibles. We may be required to record a significant charge to earnings in our financial statements during a period in which an impairment of our goodwill is determined to exist, as happened in fiscal 2009, which would negatively impact our results of operations and could negatively impact our stock price.

We are subject to ongoing costs and risks associated with complying with extensive corporate governance and disclosure requirements.  As a public company, we spend a significant amount of management time and resources to comply with laws, regulations and standards relating to corporate governance and public disclosure, including under the Sarbanes-Oxley Act of 2002, SEC regulations and Nasdaq rules. Section 404 of the Sarbanes-Oxley Act requires management’s annual review and evaluation of our internal control over financial reporting and attestations of the effectiveness of these controls by our management and by our independent registered public accounting firm. We were required to complete our first Section 404 report with respect to fiscal 2008. However, there is no guarantee that these efforts will result in management assurance or an attestation by our independent registered public accounting firm that our internal control over financial reporting is adequate in future periods. In connection with our compliance with Section 404 and other applicable provisions of the Sarbanes-Oxley Act, our management and other personnel devote a substantial amount of time and we may need to hire additional accounting and financial staff to assure that we comply with these requirements. The additional management attention and costs relating to compliance with the Sarbanes-Oxley Act and other corporate governance requirements could materially and adversely affect our financial results.

Future sales of our common stock, including the shares purchased in this offering, may depress our stock price.  Sales of a substantial number of shares of our common stock in the public market by our stockholders after this offering, sales of our common stock by our management or the perception that such sales are likely to occur could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have outstanding          shares of common stock. Of these shares:

•	shares generally will be freely tradable in the public market, including all of the shares offered under this prospectus supplement;

•	approximately 3,616,453 additional shares may be sold after the expiration of the 90-day lock-up agreements entered into by our officers and directors in this offering, subject to compliance with the volume limitations and other restrictions of Rule 144;

•	1,366,050 additional shares will be eligible for issuance pursuant to options and restricted share units presently outstanding under our existing stock incentive plans; and

•	375,000 additional shares will be eligible for issuance pursuant to warrants presently outstanding and exercisable at an exercise price of $11.00 per share.

We may issue shares of our common stock from time to time as consideration for or to finance future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisition or investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, forward-looking statements regarding our expected performance and financial results in future periods — which include words such as “expect,” “believe,” “will,” “would,” “may,” “anticipate” and similar expressions — are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, including those described above under “Risk Factors,” that could cause actual results to differ materially from those described in the preceding forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be $      million (or approximately $      million if the underwriters exercise their overallotment option in full) after deducting the estimated underwriting discounts and offering expenses payable by us.

We expect to use the net proceeds for general corporate purposes to support the growth of our business. The net proceeds may also be used to acquire complementary product lines or businesses. Although we regularly investigate possible acquisitions, we have no existing commitments or agreements with respect to any particular acquisition.

Until we use the net proceeds of this offering for the above intended purposes, we intend to temporarily pay down any outstanding balance under our revolving credit facility or invest the funds in short-term, investment grade securities.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the trading symbol “GIII.”

The following table sets forth, for the periods indicated, the range of high and low sales prices per share for our common stock for each quarter in fiscal 2008, fiscal 2009 and fiscal 2010 to date, as reported by the Nasdaq Global Select Market.

	Price
	High	Low

Fiscal 2008
Quarter ending April 30, 2007	$26.54	$17.17
Quarter ending July 31, 2007	22.00	15.13
Quarter ending October 31, 2007	21.00	13.30
Quarter ending January 31, 2008	17.28	11.02
Fiscal 2009
Quarter ending April 30, 2008	15.48	10.73
Quarter ending July 31, 2008	18.05	11.62
Quarter ending October 31, 2008	20.58	11.36
Quarter ending January 31, 2009	14.28	4.77
Fiscal 2010
Quarter ending April 30, 2009	8.48	3.24
Quarter ending July 31, 2009	12.68	6.58
Quarter ending October 31, 2009	19.81	11.50
Quarter ending January 31, 2010 (through December 14, 2009)	22.25	15.79

As of December 9, 2009, we had 16,871,719 shares of outstanding common stock held by 47 holders of record. The last reported sale price of our common stock on December 14, 2009 was $21.86 per share.

CAPITALIZATION

The following table sets forth our capitalization at October 31, 2009:

•	on an actual basis; and

•	as adjusted to reflect our sale by us of shares of common stock in this offering at a public offering price of $ per share, after deducting the underwriting discount and estimated offering expenses payable by us.

You should read this table together with our financial statements and the related notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus.

	As of October 31, 2009
	Actual	As Adjusted
	(In thousands, except share and per share amounts)

Cash and cash equivalents	$16,633	$

Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued and outstanding actual and as adjusted	—		—
Common stock, $.01 par value; 40,000,000 shares authorized; 17,229,294 shares issued actual and shares issued as adjusted	172
Addition paid-in capital	102,215
Accumulated other comprehensive income	(36)
Retained earnings	86,250		(86,250)

	188,601
Common stock held in treasury — 367,225 shares at cost	(970)		(970)

Total stockholders’ equity	187,631

Total capitalization	$204,264	$

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Piper Jaffray is acting as the sole book-running manager of the offering and as representative of the underwriters. Lazard Capital Markets, Brean Murray, Carret & Co. and KeyBanc Capital Markets are acting as co-managers for this offering. We have entered into a firm commitment underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares

Piper Jaffray & Co.
Lazard Capital Markets LLC
Brean Murray, Carret & Co. LLC
KeyBanc Capital Markets Inc.
Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per share. After the offering, these figures may be changed by the underwriters.

The underwriters have an option to buy up to          additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discount to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With Full
	Over-Allotment	Over-Allotment
	Exercise	Exercise

Per Share	$	$
Total	$	$

We estimate that the total fees and expenses payable by us, excluding the underwriting discount, will be approximately $      , which includes $75,000 payable at the closing of the offering that we have agreed to reimburse to Piper Jaffray for the fees incurred by it in connection with the offering.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, assigning, encumbering, announcing the intention to sell, selling, contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of at least 90 days following the date of this prospectus supplement without the prior written consent of Piper Jaffray as the representative of the underwriters. The lock-up agreements do not prohibit our directors and executive officers from transferring shares of our common stock for bona fide gifts and other estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms, or from directing sales by a charitable foundation of up to 25,000 shares of our common stock. The lock-up agreements do not prohibit us from issuing shares to our directors and executive officers upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. The lock-up provisions do not prevent us from selling shares to the underwriters pursuant to the underwriting agreement, from granting options or other stock-based awards to acquire securities under our existing stock incentive plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement, or from issuing shares of our common stock as consideration for the acquisition of another entity or in connection with a license, joint venture or similar arrangement.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Piper Jaffray waives the extension in writing.

Our shares are listed on the Nasdaq Global Select Market under the symbol “GIII.”

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own accounts by selling more shares of common stock than we have sold to them. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time. The underwriters may also engage in passive market making transactions in our common stock.

Passive market making consists of displaying bids on the Nasdaq Global Select Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriters and the underwriters may distribute prospectuses and prospectus supplements electronically.

From time to time in the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements of G-III Apparel Group, Ltd. and subsidiaries appearing in G-III Apparel Group Ltd.’s Annual Report (Form 10-K) for the year ended January 31, 2009 (including the schedule appearing therein), and the effectiveness of G-III Apparel Group Ltd.’s internal control over financial reporting as of January 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including G-III Apparel Group, Ltd. The SEC’s Internet site can be found at http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into our registration statement on Form S-3 of which this prospectus supplement and the accompanying prospectus are a part, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement modifies, supersedes and replaces information incorporated by reference into this prospectus supplement that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC and deemed to be incorporated by reference into this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement. We incorporate by reference into the registration statement and this prospectus supplement the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K, for the fiscal year ended January 31, 2009, filed with the SEC on April 16, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2009, filed with the SEC on June 9, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2009, filed with the SEC on September 8, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2009, filed with the SEC on December 4, 2009; and

•	Our Current Reports on Form 8-K filed with the SEC on February 3, 2009, April 7, 2009, April 21, 2009, July 23, 2009 and September 16, 2009.

You may obtain a copy of all of the documents that have been incorporated by reference in this prospectus supplement, including exhibits to these documents, without charge by requesting them from us. If you would like to request documents from us, please send a request in writing or by telephone at the following address or telephone number:
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, NY 10018
Attn: Chief Financial Officer
Tel: (212) 403-0500

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced, will not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.

PROSPECTUS

$300,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights

This prospectus relates to common stock, preferred stock, debt securities, warrants and rights that we may offer and sell from time to time in one or more offerings up to a total dollar amount of $300,000,000 on terms to be determined at the time of sale. The debt securities, preferred stock and warrants may be convertible, exercisable or exchangeable for common or preferred stock or other securities of ours. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “GIII.”

These securities may be sold directly, on a continuous or delayed basis, by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully consider the “Risk Factors” referred to on page 3 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2009

IMPORTANT NOTICE ABOUT THE INFORMATION
PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read this prospectus, any prospectus supplement and the information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation by Reference.” The registration statement, including the exhibits and the documents incorporated or deemed incorporated in this prospectus can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find Additional Information.”

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

In this prospectus, “G-III,” “we,” “us,” and “our” refer to G-III Apparel Group, Ltd., a Delaware corporation, together with its subsidiaries. References to fiscal years refer to the year ended or ending on January 31 of that year. For example, our fiscal year ended January 31, 2009 is referred to as “fiscal 2009”.

ABOUT G-III APPAREL GROUP, LTD.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits under licensed brands, our own brands and private label brands. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III sells outerwear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands for women’s footwear, men’s accessories, women’s handbags and men’s cold weather accessories. Our other owned brands include Marvin Richards, G-III, Jessica Howard, Eliza J., Black Rivet, Siena Studio, Tannery West, G-III by Carl Banks and Winlit. G-III works with a diversified group of retailers in developing product lines to be sold under their proprietary private labels. G-III also operates 121 retail stores, of which 118 are outlet stores operated under the Wilsons Leather name.

We are a Delaware corporation that was formed in 1989. We and our predecessors have conducted our business since 1974. Our executive offices are located at 512 Seventh Avenue, New York, New York 10018 and our telephone number is (212) 403-0500. Our website is http://www.g-iii.com. The information on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended January 31, 2009, which is on file with the SEC and is incorporated by reference in this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus (including the documents incorporated by reference) concerning our business outlook or future economic performance, anticipated revenues, expenses or other financial items, product introductions and plans and objectives related thereto, and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to:

•	dependence on licensed product;

•	reliance on foreign manufacturers;

•	risks of doing business abroad;

•	the current economic and credit crisis;

•	the nature of the apparel industry, including changing consumer demand and tastes;

•	seasonality;

•	risks of operating a retail business;

•	customer acceptance of new products;

•	the impact of competitive products and pricing;

•	dependence on existing management;

•	possible disruption as a result of acquisitions;

•	general economic conditions; and

•	other risks detailed in our filings with the SEC.

We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference, as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us, except as required by law.

RATIOS OF EARNINGS TO FIXED CHARGES
AND RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges for each of the last five fiscal years and for the six months ended July 31, 2009. In calculating these ratios, earnings include pre-tax income or loss from continuing operations plus fixed charges. Fixed charges include interest expensed and estimated interest within rental expense. We have never issued shares of preferred stock and, accordingly, have not paid any dividends on shares of preferred stock during the periods indicated, therefore the ratio of earnings to fixed charges and preferred stock dividends are identical to the ratios presented below for all such periods.

						Six Months
	Fiscal Year Ended January 31,					Ended
	2005	2006	2007	2008	2009	July 31, 2009

Ratio of Earnings to Fixed Charges	1.9	3.1	3.5	6.0	(1)	(1)

(1)	Earnings were insufficient to cover fixed charges by $9.4 million for the year ended January 31, 2009 and $16.5 million for the six month period ended July 31, 2009. Pre-tax loss for the year ended January 31, 2009 includes non-cash impairment charges of $33.5 million.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with covenants under any existing financing agreements, which may restrict or limit our ability to declare or pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant. We issued a stock dividend in connection with our 3-for-2 stock split, which was effected in the form of a common stock dividend effective on March 28, 2006.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. Working capital and other general corporate purposes may include repaying debt, making capital expenditures, funding general and administrative expenses and any other purpose that we may specify in any prospectus supplement. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of securities sold pursuant to this prospectus and the applicable prospectus supplement. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock or debt securities; or

•	rights to purchase common stock, preferred stock or warrants.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and rights collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $300,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our certificate of incorporation authorizes the issuance of 41,000,000 shares of all classes of stock, consisting of 40,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share. The preferred stock may be issued in one or more series with such terms as the board of directors may determine. On March 28, 2006, we effected a three-for-two stock split of our common stock, which was effected in the form of a stock dividend. As of October 22, 2009, we had 16,862,069 shares of outstanding common stock held by 47 holders of record.

We do not have any shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held by them on all matters on which stockholders are entitled to vote, including the election of directors, and do not have cumulative voting rights. Subject to any preferential rights of any then outstanding preferred stock, holders of our common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes. In the event of any distribution of capital assets or winding-up of our company, whether voluntary or involuntary, holders of our common stock are entitled to receive pro rata the assets remaining after creditors have been paid in full. There are no preemptive, subscription or conversion rights applicable to our common stock. The outstanding shares of our common stock are duly authorized, validly issued, and fully paid.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series. Our board also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any series of preferred stock issued, including dividend rights, conversion rights, voting rights, or other rights, any or all of which may be greater than the rights of the common stock. Preferred stock could be issued with terms that could delay or prevent a change in control of our company or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock.

If we decide to issue any preferred stock pursuant to this prospectus, we will describe in a prospectus supplement the terms of the preferred stock, including, if applicable, the following:

•	the title of the series and stated value;

•	the number of shares of the series of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

•	the applicable dividend rate(s) or amount(s), period(s) and payment date(s) or method(s) of calculation thereof;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	any procedures for auction and remarketing;

•	any provisions for a sinking fund;

•	any applicable provision for redemption and the price or prices, terms and conditions on which preferred stock may be redeemed;

•	any securities exchange listing;

•	any voting rights and powers;

•	the terms and conditions, if applicable, of conversion into shares of our common stock, including the conversion price or rate or manner of calculation thereof;

•	a discussion of any material U.S. federal income tax considerations;

•	the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of such series of preferred stock.

Anti-Takeover Effects Of Certain Provisions Of Our Certificate Of Incorporation

Our certificate of incorporation contains provisions that could make it more difficult to acquire control of our company. A description of these provisions is set forth below.

Authorized but Unissued Shares of Common Stock and Preferred Stock.  The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or the rules of any stock exchange on which our securities may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Special Stockholder Meetings.  Our bylaws provide that special meetings of the stockholders for any purpose or purposes, unless required by law, may be called by the president or secretary and shall be called by the chairman, president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of our entire capital stock issued and outstanding and entitled to vote.

Advanced Notice Procedure.  Our bylaws provide an advance notice procedure for special stockholder meetings. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting. These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Anti-Takeover Provisions Of Delaware Law

A number of provisions under Delaware law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

•	discourage certain types of transactions which may involve an actual or threatened change in control of our company;

•	discourage certain tactics that may be used in proxy fights; and

•	encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder,” did own, 15% or more of the corporation’s voting stock.

Limitation On Liability And Indemnification Matters

Our certificate of incorporation and bylaws provide for the indemnification of our officers and directors to the fullest extent permitted under Delaware law.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Nasdaq Stock Market Listing

Our common stock is quoted on the Nasdaq Global Select Market under the trading symbol “GIII”.

DESCRIPTION OF DEBT SECURITIES

Please note that in this section entitled “Description of Debt Securities,” references to “holders” mean those who own our debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

The following description summarizes the material provisions of our debt securities. The debt securities are to be issued under a senior debt securities indenture or subordinated debt securities indenture to be entered into between us and a trustee that we will select. The forms of these indentures have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. This description is not complete and is subject to, and is qualified in its entirety by reference to, the forms of indentures and the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act”. The indentures will be qualified under the Trust Indenture Act.

The particular terms of each series of debt securities that we may offer from time to time will be established in or under a resolution of our board of directors and set forth in an officers’ certificate or a supplemental indenture, and in a form of debt security with respect to that series. We will file the applicable executed indenture, such officers’ certificate or supplemental indenture and the form of debt security with the SEC. The prospectus supplement with respect to the series of debt securities we are offering will describe these particular terms and will indicate the extent to which the general terms described below may not apply to that series of debt securities. Whenever particular defined terms of the applicable form of indenture, as supplemented or amended from time to time, are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus or such prospectus supplement by reference.

General

Our debt securities will be our direct obligations, which may be secured or unsecured, may be senior or subordinated and may be convertible into shares of our common stock or preferred stock. The indentures do not limit the amount of debt securities that we may issue and permit us to issue debt securities from time to time in different series, each of which may have different terms. Debt securities issued under the indentures will be issued as part of a series that has been established by us under the indenture.

We expect that the prospectus supplement relating to the particular series of debt securities we are offering will include the following information concerning those debt securities:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates; the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	the provisions, if any, with respect to amortization;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “— Events of Default, Notice and Waiver”;

•	the terms and conditions, if any, for conversion into or exchange for shares of common stock or preferred stock;

•	any terms and conditions restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	any provisions restricting the incurrence of additional debt or the issuance of additional securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness;

•	whether the debt security will be defeasible; and

•	any other terms of the debt securities.

Conversion Rights

The terms, if any, on which debt securities of a series may be exchanged for or converted into common stock or preferred stock, debt securities of another series or other securities will be set forth in the prospectus supplement relating to the series.

Global Debt Securities

Unless we specify otherwise in the applicable prospectus supplement, the registered debt securities of a series will be issued only in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or a nominee of the depository. Ownership of beneficial interests in a registered global security will be limited to persons, or participants, that have accounts with the depositary for the registered global security or persons that may hold interests through participants.

Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of those indirect owners will be governed solely by the applicable procedures of the depositary and its participants.

Payments on Debt Securities

We will make payments on our debt securities at the office or agency we will maintain for that purpose, which will be the Corporate Trust Office of the trustee in New York, New York unless we indicate otherwise in the prospectus supplement, or at such other places and at the respective times and in the manner as we designate in the prospectus supplement.

Subordination of Subordinated Debt Securities

Any debt securities issued under our subordinated indenture will be subordinate and junior in right of payment to all of our other indebtedness, except any of our indebtedness the terms of which expressly provide that repayment of that indebtedness is subordinate and junior in right of payment to the debt securities issued under our subordinated indenture. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt.

As of October 22, 2009, our outstanding indebtedness consisted of $187.0 million outstanding under a financing agreement with JPMorgan Chase Bank N.A., as administrative agent for a consortium of banks. The financing agreement is a senior secured revolving credit facility providing for borrowings in the aggregate principal amount of up to $250 million. We will update the amount of our debt outstanding which is senior, equal in rank and subordinated to any series of indebtedness that we issue under our senior indenture or subordinated indenture in the prospectus supplement relating to any offering of debt securities.

Covenants

Unless we otherwise specify in the prospectus supplement, there are not any covenants in either the senior debt securities indenture, the subordinated debt securities indenture or our debt securities that would protect you against a highly leveraged or other transaction involving us that may adversely affect you as a holder of our debt securities. If there are provisions that offer such protection, they will be described in the prospectus supplement.

We may not consolidate or merge or sell or convey all or substantially all of our assets unless the surviving person, if it is not us, is a domestic person and assumes our obligations under our debt securities and the indenture and unless, under the indenture, there is no event of default (defined below) immediately after the transaction.

Any additional covenants that we agree to with respect to a series of the debt securities will be set forth in the prospectus supplement or related pricing supplement.

Events of Default, Notice and Waiver

An event of default in respect of any series of our debt securities means:

(1) our failure to pay any interest on that series within 30 days of when that interest is due;

(2) our failure to pay any principal, sinking fund installment or analogous obligation on that series when due;

(3) our failure to perform any other agreement in our debt securities of that series or the indenture, other than an agreement relating solely to another series of our debt securities, for 90 days after written notice of the breach or default;

(4) acceleration of our indebtedness aggregating more than $5,000,000;

(5) our failure to discharge any judgment of $5,000,000 or more within 60 days after the judgment becomes final and nonappealable; and

(6) certain events of our bankruptcy, insolvency and reorganization.

If an event of default described in (1), (2) or (3) above (if the event of default under (3) above is with respect to less than all series of debt securities then outstanding) occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of a series may declare the principal and accrued interest, if any, of all securities of that series to be due and payable. If an event default described in (3) (if the event of default under (3) above is with respect to all series of securities then outstanding), (4) or (5) above occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of all series may declare the principal and accrued interest, if any, of all the outstanding debt securities to be due and payable.

Within 90 days after a default in respect of any series of our debt securities, the trustee must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it in good faith determines that withholding is in the interest of such holders. The term “default” means, for this purpose, the happening of any event of default, disregarding any grace period or notice requirement.

Before the trustee is required to exercise rights under the indenture at the request, order or direction of holders, it is entitled to be indemnified by such holders, subject to its duty, during an event of default, to act with the required standard of care.

If any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series (with each series voting as a separate class) may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of that series.

We must file an annual certificate with the trustee that we are in compliance with conditions and covenants under the indenture.

The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of that series, or the holders of a majority of all outstanding debt securities voting as a single class, on behalf of the holders of all outstanding debt securities may waive some past defaults or events of default, or compliance with certain provisions of the indenture, but may not waive among other things an uncured default in payment of interest or principal.

Modification or Amendment of the Indenture

If we receive the consent of the holders of a majority in principal amount of the outstanding debt securities affected, we may enter into supplemental indentures with the trustee that would:

•	add, change or eliminate provisions in the applicable indenture; or

•	change the rights of the holders of our debt securities.

However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of those holders:

•	change the final maturity;

•	reduce the principal amount or any premium;

•	reduce the interest rate or extend the time of payment of interest;

•	in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse to holders of the subordinated debt securities;

•	in the case of senior debt securities, modifying the securities to subordinate the securities to other indebtedness;

•	reduce any amount payable on redemption or provable in bankruptcy;

•	reduce the amount of the principal of an original issue discount security that would be payable on acceleration;

•	impair or affect the right of any holder to institute suit for payment;

•	change any right of the holder to require repayment; or

•	reduce the requirement for majority approval of supplemental indentures.

Satisfaction and Discharge of Indenture

The applicable indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations including, among other things, our obligation to pay the principal of or interest, if any, on any debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, and interest, if any, on all of the debt securities of that series or the deposit with the trustee of an amount of cash sufficient for the payment or redemption, in accordance with the indenture.

Defeasance

The indentures include provisions allowing defeasance that we may choose to apply to our debt securities of any series. If we do so, we must deposit with the trustee or another trustee money or U.S. government obligations (or combination thereof) sufficient to make all payments on those debt securities. If we make such a deposit with respect to your debt securities, we may elect:

•	to be discharged from all our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (“defeasance”); or

•	to be released from covenants with respect to your debt securities that we may specify in accordance with the indenture (“covenant defeasance”).

In order to exercise defeasance, we must deliver to the trustee an opinion of our counsel stating that we have received, or that there has been a publication of, an Internal Revenue Service ruling, or that there has been a change in applicable U.S. federal income tax law, and that as a result of such ruling or change in law, the holders of our debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred. In order to exercise covenant defeasance, we must deliver to the trustee an opinion of our counsel stating that the holders of our debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same time as would have been the case if such covenant defeasance had not occurred. There are additional conditions to defeasance or covenant defeasance which are described in the applicable indenture.

Governing Law and Consent to Jurisdiction

The indentures and the debt securities issued thereunder will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Concerning the Trustee

The indentures contain limitations on the rights of the trustee should it become a creditor of G-III, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee will be permitted to engage in other transactions with us. However, if the trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act.

The indentures provide that, in case an event of default should occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued independently or together with common stock, preferred stock, debt securities or rights, and the warrants may be attached to or separate from such securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:

•	the offering price and aggregate number of warrants offered;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or preferred stock or principal amounts of debt securities, as the case may be, purchasable upon the exercise of one warrant and the price at which these securities may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock or warrants that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock or preferred stock or warrants purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the amount of shares of common stock or preferred stock or warrants at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters or dealers for resale to the public or to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, to or through a market maker or into an existing trading market, or an exchange or otherwise;

•	directly to investors in privately negotiated transactions; or

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities, which will include, if applicable:

•	the name or names of any agents or underwriters;

•	the purchase price of our securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such common stock may be listed.

Underwriters

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if they purchase any of the securities offered. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on the Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements of G-III Apparel Group, Ltd. and subsidiaries appearing in G-III Apparel Group Ltd.’s Annual Report (Form 10-K) for the year ended January 31, 2009 (including the schedule appearing therein), and the effectiveness of G-III Apparel Group Ltd.’s internal control over financial reporting as of January 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by our counsel, Fulbright & Jaworski L.L.P., New York, New York. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov. The SEC’s Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Our Internet address is http://www.g-iii.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1) our annual report on Form 10-K, for the fiscal year ended January 31, 2009, filed on April 16, 2009;

(2) our quarterly report on Form 10-Q for the quarterly period ended April 30, 2009, filed on June 9, 2009;

(3) our quarterly report on Form 10-Q for the quarterly period ended July 31, 2009, filed on September 8, 2009;

(4) our current reports on Form 8-K filed on February 3, 2009, April 7, 2009, April 21, 2009, July 23, 2009 and September 16, 2009; and

(5) the description of our capital stock contained in our Form 8-K filed on May 1, 2006.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
Attention: Chief Financial Officer
(212) 403-0500

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

           Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Piper Jaffray

Co-Lead Manager

Lazard Capital Markets

Brean Murray, Carret & Co.	KeyBanc Capital Markets

December   , 2009